Exhibit 99.1

Catasys Reports Second Quarter 2016 Financial Results

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Revenue grew 159% year-over-year; deferred revenue grew 66% in the first half of 2016

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Patient enrollment increased by more than 72% YTD from 2015

LOS ANGELES, August 16, 2016 -- Catasys, Inc. (OTCQB: CATS), a provider of proprietary data, predictive analytics modeling and integrated treatment programs for substance dependence, depression and anxiety on behalf of health plans, today reported financial results for the second quarter ended June 30, 2016.

“In the second quarter, we continued to rapidly rollout our OnTrak solution, which is now available in 18 states. Looking ahead, enrollment in our OnTrak program and related revenue are expected to continue to increase throughout the second half of 2016, as contracts with new health plans are added and existing customers continue to expand. These new agreements are expected to increase the number of equivalent lives under contract, the leading indicator of our future revenue,” said Rick Anderson, President and COO of Catasys.

“Care coaches and enrollment specialists are being added in advance of these anticipated new customer launches and existing customer expansions. At a minimum it is approximately a six-week period before the new hires are operational and efficiently delivering our solution to members. As the total cost of care coaches and outreach specialists are reflected in cost of services, this implementation period negatively impacts our gross margins ahead of the expected ramping of enrollment over the coming quarters. This is an exciting period for the Company, as we look to continue to expand our customer base and enrollment,” concluded Anderson.

Recent Business Highlights

●	Catasys’ OnTrak solution is now operational in 18 states

●	Recently announced expansion under existing agreements with national health plans to Florida, Georgia, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia.

Second Quarter 2016 Financial Highlights

●	Enrollment increased by 22% compared to the three months ended June 30, 2015.

●	Revenue was $1.2 million for the second quarter of 2016, an increase of 159% compared to $472,000 during the same period in 2015.

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Deferred revenue was $2.8 million at June 30, 2016, an increase of $1.1 million, or 66%, compared to $1.7 million at December 31, 2015. When fees are received in advance, deferred revenue is recognized over the period the member is enrolled. Any fees subject to performance guarantees are deferred until such time as those performance standards are met; generally calculated annually. Catasys has historically been able to record its deferred revenue as actual revenue during the course of the business cycle, except for limited cases where members terminated from the program early.

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Net loss was $(4.7) million, or $(0.09) per basic and diluted share, for the second quarter of 2016, compared to a net loss of $(0.6) million, or $(0.02) per basic and diluted share, for the second quarter of 2015.

●	General and administrative expenses were $2.1 million for the second quarter of 2016, a decrease of 12% compared to $2.4 million for the second quarter of 2015.

●	Total operating expenses were $3.3 million for the second quarter of 2016, compared to $3.0 million for the second quarter of 2015.

Six Month 2016 Financial Highlights

●	Enrollment increased by 72% compared to the six months ended June 30, 2015.

●	Revenue was $1.9 million for the six months ended June 30, 2016, an increase of 116% compared to $905,000 during the same period in 2015.

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Net loss was $(9.0) million, or $(0.16) per basic and diluted share, for the six months ended June 30, 2016, compared to a net loss of $(0.8) million, or $(0.03) per basic and diluted share, for the six months ended June 30, 2015.

●	General and administrative expenses were $4.3 million for the six months ended June 30, 2016, a decrease of 16% compared to $5.1 million for the six months ended June 30, 2015.

●	Total operating expenses were $6.5 million for the six months ended June 30, 2016, compared to $6.1 million for the six months ended June 30, 2015.

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak program. Catasys' OnTrak program--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The program utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. Catasys currently operates programs in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, North Carolina, New Jersey, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin. For further information, please visit www.catasys.com.

1 The term “Equivalent Lives” (“EL”) is calculated based on the number of people eligible, or anticipated to be eligible, to be enrolled into OnTrak™ under Catasys’s contracts with health care plans.  Considering Medicare, Medicaid and Dual Eligible plans generally have a higher prevalence of eligible members than commercial health plans and contracts that cover depression and anxiety have greater eligibility than those that cover just substance dependence, EL converts all plans to an equivalent amount of lives for comparison purposes.  EL will generally be higher, and in some cases, significantly higher than the actual number of adults covered under the health plan Catasys is contracted with.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(In thousands, except for number of shares)	June 30,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$52	$916
Receivables, net of allowance for doubtful accounts of $0 and $0, respectively	909	590
Prepaids and other current assets	330	575
Total current assets	1,291	2,081
Long-term assets
Property and equipment, net of accumulated depreciation of $1,543 and $1,491, respectively	407	412
Deposits and other assets	371	387
Total Assets	$2,069	$2,880
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$734	$753
Accrued compensation and benefits	1,905	1,703
Deferred revenue	2,801	1,683
Other accrued liabilities	586	682
Short term debt, related party, net of discount of $0 and $0, respectively	6,105	-
Short term derivative liability	5,192	-
Total current liabilities	17,323	4,821
Long-term liabilities
Deferred rent and other long-term liabilities	158	198
Capital leases	56	66
Long term debt, related party, net of discount of $0 and $0, respectively	-	3,662
Long term derivative liability	-	2,348
Warrant liabilities	1,919	509
Total Liabilities	19,456	11,604
Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 55,007,761 and 55,007,761 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	6	6
Additional paid-in-capital	253,402	253,053
Accumulated deficit	(270,795)	(261,783)
Total Stockholders' Deficit	(17,387)	(8,724)
Total Liabilities and Stockholders' Deficit	$2,069	$2,880

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2016	2015	2016	2015
Revenues
Healthcare services revenues	$1,223	$472	$1,951	$905
Operating expenses
Cost of healthcare services	1,162	529	2,128	935
General and administrative	2,136	2,422	4,323	5,156
Depreciation and amortization	32	30	64	64
Total operating expenses	3,330	2,981	6,515	6,155
Loss from operations	(2,107)	(2,509)	(4,564)	(5,250)
Other Income	10	10	75	21
Interest expense	(591)	(1,110)	(924)	(1,112)
Loss on exchange of warrants	-	(4,410)	-	(4,410)
Change in fair value of warrant liability	(522)	7,434	(750)	9,908
Change in fair value of derivative liability	(1,507)	-	(2,844)	-
Loss from operations before provision for income taxes	(4,717)	(585)	(9,007)	(843)
Provision for income taxes	3	2	5	4
Net Loss	$(4,720)	$(587)	$(9,012)	$(847)
Basic and diluted net loss from operations per share:	$(0.09)	$(0.02)	$(0.16)	$(0.03)
Basic and diluted weighted number of shares outstanding	55,008	35,375	55,008	30,358

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
	Six Months Ended
(In thousands)	June 30,
	2016	2015
Operating activities:
Net loss	$(9,012)	$(847)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	64	63
Amortization of debt discount and issuance costs included in interest expense	660	1,056
Provision for doubtful account	20	75
Deferred rent	(45)	(34)
Share-based compensation expense	349	1,037
Common stock issued for consulting services	-	172
Warrants issued for services	-	56
Loss on exchange of warrants	-	4,410
Fair value adjustment on warrant liability	750	(9,908)
Fair value adjustment on derivative liability	2,844	-
Changes in current assets and liabilities:
Receivables	(339)	230
Prepaids and other current assets	245	118
Deferred revenue	1,118	499
Accounts payable and other accrued liabilities	397	478
Net cash used in operating activities	$(2,949)	$(2,595)
Investing activities:
Purchases of property and equipment	$(26)	$(16)
Deposits and other assets	16	-
Net cash used in investing activities	$(10)	$(16)
Financing activities:
Proceeds from the issuance of convertible debenture	$-	$2,000
Proceeds from bridge loan	2,185	250
Transaction Costs	-	(185)
Capital lease obligations	(90)	(10)
Net cash provided by financing activities	$2,095	$2,055
Net decrease in cash and cash equivalents	$(864)	$(556)
Cash and cash equivalents at beginning of period	916	708
Cash and cash equivalents at end of period	$52	$152
Supplemental disclosure of cash paid
Income taxes	$37	$34
Supplemental disclosure of non-cash activity
Property and equipment acquired through capital leases and other financing	$43	$-

Contact:

Amy Talebizadeh

Catasys, Inc.

P: 310-444-4300

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